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
FOR ASML:                                                FOR SVG:
U.S. MEDIA CONTACTS:       U.S. INVESTOR CONTACT:        U.S. INVESTOR CONTACTS:
Mark Bigelow               Doug Marsh                    Russell Weinstock
480-383-4422               480-383-4006                  408-467-5911

Andrea Calise              EUROPEAN & ASIAN INVESTOR     Nancy Szymansky
Kekst and Company          & MEDIA CONTACT               408-467-5870
212-521-4800               Franki D'Hoore
                           +31.40.268.3938
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                                                           FOR IMMEDIATE RELEASE

 ASM LITHOGRAPHY HOLDING N.V. TO ACQUIRE SILICON VALLEY GROUP INC. IN AN ALL
          STOCK TRANSACTION VALUED AT EUR 1.8 BILLION (US$1.6 BILLION)

         -- Deal Creates the #1 Provider of Lithography Equipment to the
                       Worldwide Semiconductor Industry --

         -- Transaction Will be Immediately Earnings Positive to ASML --

VELDHOVEN, THE NETHERLANDS AND SAN JOSE, CA, OCTOBER 2, 2000 - ASM Lithography Holding N.V. [Amsterdam Exchanges and NASDAQ: ASML] and Silicon Valley Group Inc. [NASDAQ: SVGI] announced today that they have signed a definitive merger agreement, whereby ASML will acquire SVG in an all stock transaction valued at approximately EUR 1.8 billion (US$1.6 billion). The Boards of each company have unanimously approved the transaction. The transaction will be immediately accretive (earnings positive) to ASML earnings.

The combination creates the number one provider of lithography equipment to the semiconductor industry in the world. It also extends ASML's product offerings to include SVG's outstanding photoresist track and thermal product lines. The lithography equipment sector is growing at a compounded annual growth rate of 30% and is expected to reach EUR 8.7 billion (US$7.7 billion) by 2002 (source:
Dataquest).

Under the terms of the merger agreement, SVG will become a wholly owned subsidiary of ASML, and SVG stockholders will receive 1.286 ordinary shares of ASML for each share of SVG common stock they own. Based on the closing price of ASML and SVG shares as of September 29, 2000, the exchange ratio represents a 58% premium for SVG stockholders who will, following the transaction, own approximately 10% of the combined company. The transaction is intended to be tax-free for SVG stockholders and will be accounted for as a pooling of interests. The transaction is subject to SVG stockholder approval, receipt of governmental approvals and other customary conditions, and is expected to close during the first half of 2001. U.S.-based SVG will be merged into ASML with its full product portfolio and manufacturing facilities operating under the ASML corporate umbrella.

Doug Dunn, Chief Executive Officer of ASML, said, "This acquisition is an excellent strategic fit with little overlap and is consistent with our mission of providing leading edge imaging solutions on a continuous basis to improve our customers' global competitiveness. The addition of SVG is a tremendous opportunity to enhance our technology potential and leverage future R&D efforts in next generation technologies."

Mr. Dunn continued, "By combining the core competencies of SVG's speed to market of new advanced technologies and ASML's ability to introduce and ramp up production of best-in-class volume production tools, the new entity will be even better positioned to deliver the most advanced semiconductor technology to the greatest number of customers worldwide. Furthermore, the combination of the strong optical expertise of ASML's long-term strategic partner Carl Zeiss and SVG's significant optical capabilities creates an optical partnership with mutual benefits for all parties involved and will provide customers with the most competitive products well into the future."



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Papken Der Torossian, Chief Executive Officer of SVG, said, "This is a great deal for our customers, employees, suppliers and shareholders. By teaming with ASML, SVG gains the breadth and scope necessary to achieve economies of scale, optimize the efficiency of its manufacturing facilities, expand its product innovation efforts and provide professional growth opportunities for employees. This merger fulfills our longstanding vision of possessing the size and resources necessary to meet the expected explosive growth in demand in the semiconductor industry."

Mr. Dunn commented, "Our success to date has been driven by ASML's talented people worldwide. One of the key drivers of this transaction is to blend SVG's exceptional intellectual property, as well as its technical expertise and professional experience, with those of ASML. We plan to build on these complementary core competencies by making ongoing investments in both our U.S. and European facilities. We look forward to working with SVG's management and employees to assure a smooth and seamless transition into one strong, global company."

Pro Forma sales and net income for the 12-month period ended June 30, 2000 equal EUR 2,552 million (US$2,558 million) and EUR 255 million (US$256 million), respectively.

For 1999, ASML reported sales of EUR 1,197 million (US$1,277 million) and net income of EUR 81 million (US$86 million). For the six-month period ended June 30, 2000, ASML announced sales of EUR 972 million (US$933 million), compared to EUR 408 million for the six-month period ended June 30, 1999 and net income of EUR 144 million (US$139 million), compared to EUR 4 million for the six-month period ended June 30, 1999.

For the fiscal year ended September 30, 1999, a down year in the semiconductor cycle, SVG reported sales of US$474 million (EUR 430 million) and a net loss of US$25 million (EUR 23 million). For the nine-month period ended June 30, 2000, SVG reported sales of US$602 million (EUR 611 million), compared to US$284 million for the nine-month period ended June 30, 1999, and net income of US$31 million (EUR 31 million), compared to a net loss of US$27 million for the nine-month period ended June 30,1999.

ASML expects that the transaction will not have any significant consequences for employment and its operations.

Merrill Lynch & Co. advised ASML on this transaction and Credit Suisse First Boston advised SVG.

ABOUT ASML

ASML, headquartered in Veldhoven, The Netherlands, was founded in 1984 to bring advanced microlithography systems to the global semiconductor industry. The company develops, manufactures and services lithography systems, known as wafer steppers and step-and-scan systems. The company supplies its products to integrated circuit manufacturers, worldwide, that use them to produce semiconductors.

The company has successfully leveraged its technology and, today, is recognized as supplying the world's most productive imaging systems. From 1998 to 1999, the company's sales increased from EUR 779 million (US$875 million) to EUR 1,197 million (US$1,277 million). ASML's total installed base is now more than 1,500 systems.

Leveraging a high-technology network that includes Phillips Research Laboratories, Phillips Center for Fabrication Technology, Carl Zeiss, IMEC and Agilent enables ASML to offer its customers the most advanced imaging technology and fully developed products on the market.



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ASML's manufacturing operations and its pilot development and R&D facilities are located at its global headquarters in Veldhoven. In addition, ASML maintains state-of-the-art applications and training facilities in Veldhoven; at its US headquarters in Tempe, Arizona; and in Korea and Taiwan. Today, it employs more than 3,700 employees. The company's web address is www.asml.com


ABOUT SVG

SVG, headquartered in San Jose, California, was founded in 1977 and is a leading supplier of wafer processing equipment for the worldwide semiconductor industry. The company designs, manufactures and markets technically sophisticated equipment used in the primary stages of semiconductor manufacturing. Its products include: photoresist processing equipment; oxidation, diffusion and low-pressure chemical vapor deposition processing systems; atmospheric pressure chemical vapor deposition systems; lithography exposure tools that use step-and-scan technology; and precision optical components and systems. The company's web address is www.svg.com.


"Safe Harbor" Statement under the U.S. Private Securities Litigation Reform Act of 1995: This press release contains certain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein. The forward-looking statements contained herein include statements about future financial and operating results and benefits of the pending merger between ASML and SVG. Factors that could cause actual results to differ materially from those described herein include: the inability to obtain regulatory approvals; actions of the U.S., foreign and local governments; the inability to successfully integrate the businesses of ASML and SVG; costs related to the merger; labor integration issues; the economic environment of the semiconductor industry; and the general economic environment. More detailed information about these factors is set forth in the reports filed by ASML and SVG with the Securities and Exchange Commission. Neither ASML nor SVG is under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

In connection with the proposed transaction, ASML will file a registration statement on Form F-4 and SVG will file a proxy statement-prospectus, each with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT-PROSPECTUS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the registration statement and the proxy statement-prospectus (when available) and other documents filed by ASML and SVG with the Securities and Exchange Commission at the Securities and Exchange Commission's web site at http://www.sec.gov. Free copies of the registration statement (when available) and other documents filed by ASML with the SEC may also be obtained from ASML by directing a request to ASML, Attention: Franki D'Hoore (+31 40) 268-3938. Free copies of the proxy statement-prospectus (when available) and other documents filed by SVG with the SEC may also be obtained from SVG by directing a request to SVG, Attention:
Manager of Investor Relations (408) 467-5870.

SVG and its directors and executive officers may be deemed to be participants in the solicitation of proxies from SVG stockholders in favor of the merger. These directors and executive officers include the following: Michael J. Attardo, Papken S. Der Torossian, William A. Hightower, William L. Martin, Nam P. Suh, Lawrence Tomlinson, Russell G. Weinstock, John Shamaly, Jeffrey M. Kowalski and Boris Lipkin. Collectively, as of September 29, 2000, the directors and executive officers of SVG may be deemed to beneficially own approximately 5% of the outstanding shares of SVG common stock. Investors and security holders may



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obtain additional information regarding the interests of the participants by reading the registration statement and proxy statement-prospectus when it becomes available.